Exhibit 99.3

EMPLOYEE COMMUNICATION

To: All El Paso Electric Employees

Team,

I am writing with some important news and I want to let you know what this announcement means for you, your family and El Paso Electric. Today, we are announcing a significant, long-term investment in our service area as EPE enters into an agreement to be purchased by the Infrastructure Investments Fund (“IIF”).

As your President and CEO, I can tell you that EPE and IIF fully recognize and appreciate the value that each and every one of you brings to EPE, and IIF has made real commitments to ensure that our workforce and employee benefits will remain in place, with EPE remaining headquartered in El Paso, Texas. This agreement is an opportunity that assures our Company will have the financial strength and support to grow.

We are excited to partner with IIF, a private investment vehicle advised by a dedicated infrastructure investment group within J.P. Morgan Investment Management Inc. IIF is responsible for investing and growing the retirement funds of more than 40 million families, including 2 million people across Texas and New Mexico who will be invested in EPE. The IIF family of companies includes a number of other utilities, including Summit Utilities, Arkansas Oklahoma Gas and SouthWest Water Company. IIF is a leading investor in renewable energy and has a track record of delivering for the communities it partners with.

In the agreement, EPE and IIF have agreed to the following employee, customer and community commitments that will take effect upon closing, which include:

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Local Workforce Retention and Continuity: EPE and IIF have made real commitments to ensure that EPE’s workforce, including union and non-union employees and management, will remain in place such that EPE can continue to provide its customers and communities with safe and reliable service. EPE will continue as an independently-operated, regulated utility while remaining headquartered in El Paso, Texas.

•	Electric Bill Credit for Customers: EPE and IIF have committed to $21 million in rate credits on customer electric bills over 36 months.
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Community Contributions: EPE and IIF remain committed to $1.2 million in annual charitable contributions under EPE’s existing Community Partner Program, which provides employee engagement and financial support to many local organizations that positively impact EPE’s service area.

•
Community Economic Sustainability Fund: EPE and IIF have committed to establish a Community Economic Sustainability Fund to invest $100 million over 20 years to fund growth and economic development in EPE’s service area while taking steps to ensure the continued financial strength of the Company as an engine for local economies.

This will better position us to meet the future energy needs of our service area. This partnership will enhance our ability to fulfill commitments to our customers and the communities we serve, including investment in renewable energy resources, local generation and other infrastructure needs. In addition, IIF’s commitment to support the communities we serve through the establishment of a meaningful Community Economic Sustainability Fund is a testament to their belief in the future of our service area and will support our continued progress in creating jobs and long-term economic benefits.

IIF shares the same operating philosophies and commitments as EPE. Safety and health for employees, customers and communities are top values for IIF, and they are committed to working with us to expand upon our work as a good corporate citizen in our communities. EPE is a flagship investment for IIF, and we look forward to working together with them in our next phase of growth.

Our agreement with IIF is subject to the approval of our shareholders, certain regulatory approvals and other customary closing conditions. This process takes time, and we expect to complete the closing in the first half of 2020.

I completely understand that you will have questions about what this announcement will mean for you. This week we will be holding employee meetings to answer your questions. You can find dates, times and locations by visiting [INTERNAL LINK]. As we go through this process, we want you to know that your day-to-day responsibilities remain the same. Most importantly, our mission to provide safe, clean, affordable and reliable energy to our customers stays the same.

The press release we issued announcing this news is available [EXTERNAL LINK]. If you receive calls or emails from the media or investors seeking information, please direct all inquiries to:

Public Relations George De La Torre | (915) 543-5823 George.DeLaTorre@epelectric.com	Investor Relations Lisa Budtke | (915) 543-5947 Lisa.Budtke@epelectric.com

As we move forward through the approval process, we understand that this process may cause uncertainty; however, we are committed to being transparent with you, your family and our customers, and we will continue to communicate on a regular basis. I want to thank each of you for your continued hard work and dedication to EPE.

Kind Regards,

Mary Kipp
President and Chief Executive Officer

About The Infrastructure Investments Fund
The Infrastructure Investments Fund (IIF) is an $11.3 billion private investment vehicle advised by a dedicated infrastructure investment group within J.P. Morgan Investment Management Inc.  IIF is responsible for investing and growing the retirement funds of more than 40 million families, including 2 million people across Texas and New Mexico who will be invested in El Paso Electric.  Headquartered in New York and London, IIF’s investments are generally focused on companies that provide essential services, such as energy, water and transportation, to local communities either under a regulatory construct or long-term contracts.

IIF’s 19 portfolio companies are located primarily in the United States, Western Europe and Australia, and include 11 energy, utility and electric generation companies.  IIF also has significant experience developing renewable energy sources, having invested approximately $3 billion in renewable power generation assets which collectively provide 3.4 GW of renewable capacity (enough to power three million homes for a year).

IIF’s family of companies serve over 20 million customers and employ over 9,000 people who actively engage in their communities by building good relationships, providing open and ongoing communications and transparency over activities, and giving back through volunteer activities, community funding and philanthropic initiatives.

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Forward-Looking Statements

This employee communication includes statements that are forward-looking statements made pursuant to the safe harbor provisions of the Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the proposed acquisition of EPE, shareholder and regulatory approvals, the expected timetable for completing the proposed transaction and any other statements regarding EPE’s future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements.  These risks and uncertainties include, but are not limited to: failure to obtain the required vote of EPE’s shareholders; the timing to consummate the proposed transaction; satisfaction of the conditions to closing of the proposed transaction may not be satisfied; the risk that a regulatory approval that may be required for the proposed transaction is not obtained or is obtained subject to conditions that are not anticipated; the diversion of management’s time on transaction-related issues. EPE's filings are available from the SEC or may be obtained through EPE's website at http://www.epelectric.com.  Any such forward-looking statement is qualified by reference to these risks and factors. EPE cautions that these risks and factors are not exclusive. Management cautions against putting undue reliance on forward-looking statements or projecting any future results based on such statements or present or prior earnings levels. Forward-looking statements speak only as of the date of this employee communication, and EPE does not undertake to update any forward-looking statement contained herein.

Additional Information and Where to Find It

In connection with the proposed merger, EPE expects to file a proxy statement, as well as other materials, with the SEC. WE URGE INVESTORS TO READ THE PROXY STATEMENT AND THESE OTHER MATERIALS FILED WITH THE SEC CAREFULLY WHEN THEY BECOME AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISION BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors will be able to obtain free copies of the proxy statement (when available) and other documents that will be filed by EPE with the SEC at http://www.sec.gov, the SEC’s website, or from EPE’s website (http://www.epelectric.com) under the tab, “Investor Relations” and then under the heading “SEC Filings.” In addition, the proxy statement and other documents filed by EPE with the SEC (when available) may be obtained from EPE free of charge by directing a request to Investor Relations, Phone: 1-800-592-1634. Media inquiries can be directed to Eduardo Gutierrez at EPE, Phone: 915-497-3495.

Participants in the Solicitation
EPE, its directors and certain of its executive officers and other persons may be deemed to be participants in the solicitation of proxies from EPE’s shareholders with respect to the proposed merger. Information regarding EPE’s directors and executive officers is available in its definitive proxy statement for its 2019 annual meeting, filed with the SEC on April 12, 2019. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by securities, holdings or otherwise, will be set forth in the proxy statement and other materials when they are filed with the SEC in connection with the proposed merger.

FOR EMPLOYEES ONLY
NOT FOR PUBLIC DISTRIBUTION